EXHIBIT 99.1

The following press release was issued by Prospect Energy Corporation on February 1, 2005.

Prospect Energy Corporation Provides Financing to Unity Virginia Holdings

NEW YORK - (Market Wire) - February 1, 2005 - Prospect Energy Corporation (NASDAQ: PSEC, "Prospect") announced today that it has provided $3,900,000 in financing to Unity Virginia Holdings LLC ("UVH"). The financing is comprised of two facilities - $3,315,000 in secured subordinated debt and $585,000 in redeemable preferred stock. UVH is a coal mining company located near Norton, Virginia, owned by the principals of Unity Platform LLC ("Unity"), a Dallas-based coal management and private investment firm with interests in operating US coal mines.

The funds are being utilized to support UVH's acquisition and development of certain assets of Appalachian Resources, Inc. ("ARI"), including 6,800 acres of mineral reserves which contain 11,000,000 estimated tons of coal, as well as a coal preparation plant and loadout facility on the Norfolk & Southern Railway. ARI has been in bankruptcy since early 2004 when the owners of ARI encountered difficulty developing the property due to lack of access to capital and financing. In addition to $1,500,000 in common equity from Unity and the financing from Prospect, PlainsCapital Bank of Dallas is providing senior secured financing totaling $4,500,000.

James Flores of Prospect Capital Management, investment adviser to Prospect, said, "We think this subordinated financing hits Prospect's sweet spot in terms of structure, yield, and creditworthiness."

UVH intends to restart coal mining and processing within 90 days through a variety of surface and underground mining operations. The property contains significant quantities of low-sulfur and low-ash metallurgical coal, a product in high global demand with recently announced pricing settlements in excess of $125 per ton.

"We are very comfortable to be partnering with Unity - an experienced, successful coal mining team - in this exciting opportunity, and we hope to expand on this relationship with Unity by closing more coal deals with Unity in the future," said John Barry, Prospect's CEO. "We are looking to partner with more management teams like Unity's, management teams that meet our standards of excellence. We feel that our patience is rewarded when we close an investment with a management team of this caliber. We are also pleased to be making the first coal investment for Prospect. Coal is the lowest cost and most abundant hydrocarbon energy source in the United States, and, beginning with this initial investment, we at Prospect look forward to playing a significant financing role in future coal development projects with Unity and others."


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About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectstreet.com) is a financial services company that lends to and invests in energy related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends", "will", "should," "may", "hope" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

     Contact:
     Please send investment proposals to:
     Prospect Energy Corporation
     John Barry
     jbarry@prospectstreet.com
     212-448-0702

     Grier Eliasek
     grier@prospectstreet.com
     212-448-0702